Exhibit 10.01

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 21, 2005, among PETRO STOPPING CENTERS, L.P., a Delaware limited partnership (the “Borrower”), PETRO STOPPING CENTERS HOLDINGS, L.P., a Delaware limited partnership and a limited partner of the Borrower (“Holdings”), PETRO HOLDINGS FINANCIAL CORPORATION, a Delaware corporation (“Petro Holdings”), PETRO DISTRIBUTING, INC., a Delaware corporation and a Subsidiary of the Borrower (“Petro Distributing”), and PETRO FINANCIAL CORPORATION, a Delaware corporation and a Subsidiary of the Borrower (“Petro Financial”), the Lenders (as defined in the Credit Agreement referred to below), and WELLS FARGO BANK, N. A., as Administrative Agent, Collateral Agent and L/C Issuer.

RECITALS:

A. The Borrower, Holdings, Petro Holdings, Petro Distributing, Petro Financial, the Lenders party thereto and the Administrative Agent have entered into that certain Credit Agreement dated as of February 9, 2004 (as amended, modified, supplemented and extended from time to time, including, without limitation, as amended by this Amendment, the “Credit Agreement”).

B. As permitted by the Credit Agreement, certain Lenders originally party to the Credit Agreement have assigned certain rights and obligations under the Credit Agreement to certain Eligible Assignees which thereupon also became Lenders and parties to the Credit Agreement.

C. The Borrower and the other Loan Parties have requested that the Agents and the Lenders amend the Credit Agreement to, among other things, increase the amount of the Aggregate Revolving Commitments from $25,000,000 to $40,000,000 and extend the Revolving Loans Maturity Date from February 9, 2007 to February 9, 2008, and, accordingly, the Agents and each of the Lenders have agreed to amend the Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings herein as in the Credit Agreement as amended hereby.

ARTICLE 2

AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.01 Amendments to Section 1.01.

(a) The definitions of the following terms, or, if so specified, the applicable portions of such definitions as described below, set forth in Section 1.01 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

(i) “Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the First Amendment Date is $40,000,000.

(ii) “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee and Eurodollar Rate Loans	Base Rate Loans
1	< 5.00:1	0.50%	2.25%	1.50%
2	≥5.00:1 but <5.50:1	0.50%	2.50%	1.50%
3	≥5.50:1 but <6.00:1	0.50%	2.75%	1.50%
4	≥6.00:1	0.50%	3.00%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered through and including the date upon which such Compliance Certificate is delivered, after which date the Applicable Rate shall be based upon the table above (unless and until subsequently adjusted).

(iii) Clause (e) of the definition of the term “Excluded Property” (which clause ends with the semicolon immediately preceding the words “provided, however”, which proviso is not hereby amended) is hereby amended and restated to read in its entirety as follows:

(e) the Borrower’s joint venture interest in (i) Petro Travel Plaza, LLC, (ii) any joint venture in which the Borrower and its Subsidiaries (collectively) do not own a majority interest, and (iii) any other joint venture in which the Borrower makes an Investment permitted by this Agreement and as to which the Administrative Agent and the Required Lenders have agreed not to require a Lien as security for the Obligations;

(iv) Clause (c) of the definition of the term “Funded Indebtedness” is hereby amended and restated to read in its entirety as follows:

(c) the maximum amount available to be drawn under bankers’ acceptances, repurchase agreements and similar instruments;

(v) “Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $40,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

(vi) The initial portion of the definition of the term “Permitted Acquisition” which precedes clause (a) of such definition is amended and restated to read in its entirety as follows:

“Permitted Acquisition” means Investments consisting of an Acquisition by the Borrower or any Subsidiary of the Borrower if (but only if), both immediately prior to and immediately after giving effect to the consummation of such Acquisition and on a Pro Forma Basis, no Default exists or would exist, the Borrower is and would be in compliance with Section 8.11 and each of the additional requirements is satisfied:

(vii) Clause (g) of the definition of the term “Permitted Acquisition” is hereby amended and restated to read in its entirety as follows:

(g) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition) paid by the Borrower or any Subsidiary for any such Acquisition occurring after the Closing Date shall not exceed $8,000,000, provided, however, that, for purposes of such amount, the aggregate consideration in the amount of $3,100,000, $11,000,000 and $4,500,000 paid or to be paid by the Borrower for the newly acquired or to be acquired Real Property located at 1105 E. King Avenue, Kingsland, Georgia, 7400 S. Lincoln, York, Nebraska and 9787 US Route 40 West, Preble County, Ohio, respectively, shall be excluded; and

(viii) Clause (h) of the definition of the term “Permitted Acquisition” is hereby amended and restated to read in its entirety as follows, and the proviso set forth below is hereby added to end of the definition of such term:

(h) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn-out payments, but excluding consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition) paid by the Borrower or any Subsidiary for all such Acquisitions occurring after the Closing Date shall not exceed $24,000,000, provided, however, that, for purposes of such amount, the aggregate consideration in the amount of $3,100,000, $11,000,000 and $4,500,000 paid or to be paid by the Borrower for the newly acquired or to be acquired Real Property located at 1105 E. King Avenue, Kingsland, Georgia, 7400 S. Lincoln, York, Nebraska and 9787 US Route 40 West, Preble County, Ohio, respectively, shall be excluded;

provided, however, that the additional requirements referred to in clauses (g) and (h) of this definition above shall not apply if, both immediately prior to and immediately after giving effect to the consummation of such Acquisition and on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Borrower then most recently ended, for which the Borrower has delivered financial statements pursuant to Sections 7.01(a) or 7.01(b), is less than 4.50:1.

(ix) “Revolving Loans Maturity Date” means February 9, 2008.

(x) “Wells Fargo Fee Letter” means (a) the letter agreement, dated January 13, 2004, between the Borrower and Wells Fargo and (b) the letter agreement, dated January 21, 2005, between the Borrower and Wells Fargo.

(b) The term “Excess Cash Flow” and the definition thereof set forth in Section 1.01 of the Credit Agreement are hereby deleted.

(c) The following new terms and their definitions are hereby added to Section 1.01 of the Credit Agreement, which terms shall appear in alphabetical order in such Section 1.01:

“Designated Excess Land” means the Borrower’s existing fee owned Real Property identified as follows:

Location	City	Acreage
#1	El Paso, TX	3.919
#3	Laramie, WY	5.000
#8	Shreveport, LA	1.620
#20	Girard, OH	1.759
#23	Ocala, FL	18.000

“First Amendment Date” means January 21, 2005.

“Ratification of Collateral Documents and Guaranties” means an agreement, in form and substance satisfactory to the Agents, pursuant to which each of the Loan Parties ratifies and confirms the Collateral Documents and Guaranty executed by it and agrees that the Liens granted by it secure, and that the Guaranty executed by it guarantees payment of, all Obligations, including, without limitation, the increased amount of the Revolving Loans and Letter of Credit reimbursement obligations that may be made or issued, respectively, under the Credit Agreement as amended by this Amendment.

Section 2.02 Amendment to Section 2.01(a). The proviso contained in Section 2.01(a) of the Credit Agreement (which appears at the end of the first sentence of such Section 2.01(a) commencing with the words “provided, however” and continues to the end of such sentence) is hereby amended and restated to read in its entirety as follows:

provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the aggregate Outstanding Amount of all Revolving Loans made by the Lenders pursuant to this Section 2.01(a), exclusive of Revolving Loans made by the Lenders pursuant to Section 2.03(c) as a result of the failure of the Borrower to timely reimburse the L/C Issuer for any drawing under a Letter of Credit, shall not exceed $35,000,000, (ii) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (iii) the aggregate Outstanding Amount of the Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment.

Section 2.03 Amendment to Section 2.02(a). The first sentence of Section 2.02(a) of the Credit Agreement is hereby amended to change the words “11:00 a.m.” contained therein to mean and refer to “12:00 noon”.

Section 2.04 Amendment to Section 2.05(a).

(a) The first sentence of Section 2.05(a) of the Credit Agreement is hereby amended to change the words “11:00 a.m.” contained therein to mean and refer to “12:00 noon”.

(b) The phrase “three Business Days” contained in clause (A) of Section 2.05(a) of the Credit Agreement is hereby amended to mean and refer to “one Business Day”.

Section 2.05 Amendment to Clause (ii) of Section 2.05(b). Clause (ii) of Section 2.05(b) of the Credit Agreement is hereby amended and restated to (a) change the words “180 days” and “180 day” contained therein to mean and refer to “12 months” and “12 month”, respectively, and (b) change the amounts “$4,000,000” contained therein to mean and refer to “$15,000,000”.

Section 2.06 Amendment to Clause (iv) of Section 2.05(b). Clause (iv) of Section 2.05(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(iv) Equity Issuances. Immediately upon the receipt by any Loan Party of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and, if and to the extent required by clause (B) of Section 2.05(b)(vi), Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vi) below); provided, however, that (A) with respect to any Equity Issuance or Equity Issuances by Holdings and/or Petro Holdings, Net Cash Proceeds thereof in an aggregate amount not to exceed $5,000,000 may be received without the necessity of any corresponding prepayment pursuant to this clause (iv) and (B) the Net Cash Proceeds of any Equity Issuance may be used, substantially concurrently with the receipt of such proceeds, by the Borrower to redeem up to 35% of the aggregate principal amount of the Borrower Senior Notes in accordance with Section 3.7(b) of the Borrower Senior Notes Indenture without the necessity of any corresponding prepayment pursuant to this clause (iv).

Section 2.07 Amendment to Clause (v) of Section 2.05(b). Clause (v) of Section 2.05(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(v) [Intentionally omitted.]

Section 2.08 Amendment to Section 2.07(b). Section 2.07(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in full on the Term Loan Maturity Date, unless accelerated sooner pursuant to Section 9.02.

Section 2.09 Amendment to Introductory Clause of Article VI. The introductory clause of Article VI of the Credit Agreement (immediately preceding Section 6.01 of the Credit Agreement) is hereby amended and restated to read in its entirety as follows:

Each of the Loan Parties hereby jointly and severally represents and warrants to the Agents and the Lenders that, as of the Closing Date, as of the First Amendment Date, as of the date of each Loan Notice given by the Borrower and as of the date of the making of each Loan and the issuance of each Letter of Credit under this Agreement:

Section 2.10 Amendments to Section 7.01.

(a) Section 7.01(a) of the Credit Agreement is hereby amended to delete the phrase “the consolidating balance sheet of the Borrower and its Subsidiaries” and to add the following phrase in lieu thereof:

the consolidating balance sheet of Holdings and its Subsidiaries (including the Borrower and its Subsidiaries)

(b) Section 7.01(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and, with respect to the Borrower, the comparison of the Borrower’s performance for such period to its projected budget for such period, all in reasonable detail, and certified by a Responsible Officer of Holdings or the Borrower (as applicable) as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries or the Borrower and its Subsidiaries (as applicable) in accordance with GAAP, subject only to normal adjustments and the absence of footnotes; and

(c) Section 7.01(c) of the Credit Agreement is hereby amended to delete the phrase “as soon as available, but in any event within 30 days after the end of each month” and to add the following phrase in lieu thereof:

at all times after the occurrence and during the continuance of an Event of Default, and as soon as available but in any event within 30 days after the end of each month during such times

Section 2.11 Amendment to Section 7.14(a). Section 7.14(a) of the Credit Agreement is hereby amended as follows:

(a) The phrase “and, in the case of Designated Real Property, title insured Liens” contained in Section 7.14(a) is amended to read “and, in the case of Designated Real Property and if and to the extent required by the Collateral Agent, title insured Liens”.

(b) The amounts “$1,000,000” contained in Section 7.14(a) are amended to mean and refer to “$3,000,000”.

(c) The amount “$5,000,000” contained in Section 7.14(a) is amended to mean and refer to “$10,000,000”.

Section 2.12 Amendment to Section 7.16. Section 7.16 of the Credit Agreement is hereby amended as follows:

(a) Clause (a) of Section 7.16 is amended and restated to read in its entirety as follows:

(a) the Borrower may, in the ordinary course of its business and consistent with past practices, continue to deposit cash receipts, other than the proceeds of accounts receivable, into deposit accounts held with one or more banks if (but only if) such banks agree, upon the occurrence and during the continuance of an Event of Default unless otherwise agreed by the Administrative Agent, to transfer the entirety of the collected balances in each of such deposit accounts (other than reasonable amounts deemed adequate by the Borrower in good faith to cover change orders, returned items and bank fees, in each case associated with such account) on each Business Day to one or more deposit accounts referred to in this Section above which are subject to Control Agreements as referred to in this Section above,

(b) The amount “$1,000,000” contained in clause (b)(ii) of Section 7.16 is amended to mean and refer to “$2,000,000”.

Section 2.13 Amendment to Clause (l) of Section 8.03. Clause (1) of Section 8.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(l) Indebtedness in respect of performance, surety or appeal bonds obtained in the ordinary course of the Borrower’s business in an aggregate amount not to exceed $15,000,000 at any time outstanding;

Section 2.14 Amendment to Clause (n) of Section 8.03. Clause (n) of Section 8.03 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(n) Guarantees issued in the ordinary course of business guaranteeing Indebtedness in an aggregate amount not to exceed $5,000,000 at anytime outstanding.

Section 2.15 Amendment to Clause (a) of Section 8.05. Clause (a) of Section 8.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a) Dispositions of the Excess Land which meet each of the following requirements: (i) such Disposition of Excess Land (other than Designated Excess Land as to which this clause (i) shall not apply) has been approved by the Required Lenders (which approval will be considered in good faith by the Required Lenders upon the request of the Borrower), (ii) the aggregate fair market value of all Excess Land Disposed of pursuant to this clause (a) shall not exceed $10,000,000, and (iii) such Disposition of Excess Land shall not have any adverse effect on the operations of the adjacent Real Property which constitutes Collateral (including, without limitation, utility services) or ingress or egress to or from such adjacent Real Property and shall not otherwise adversely affect the value or usefulness of such adjacent Real Property;

Section 2.16 Amendment to Clause (f) of Section 8.05. Clause (f) of Section 8.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(f) ground leases of Real Property in the ordinary course of business, which leases are to Persons other than a Subsidiary of the Borrower and are entered into pursuant to arms-length transactions for fair and reasonable value;

Section 2.17 Amendment to Clause (i) of Section 8.05. Clause (i) of Section 8.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(i) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 8.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed $15,000,000;

Section 2.18 Amendment to Section 8.06(f). Section 8.06(f) of the Credit Agreement is hereby amended to (a) delete the word “and” at the end of clause (ii) of such Section 8.06(f), (b) delete the period at the end of clause (iii) of such Section 8.06(f) and replace such period with a semicolon followed by the word “and”, and (c) add the following clause (iv) to the end of such Section 8.06(f), which clause (iv) shall read in its entirety as follows:

(iv) subject to the following proviso, make distributions to Holdings for the purpose of permitting Holdings to redeem Holdings Senior Notes in accordance with Section 3.7 of the Holdings Senior Notes Indenture, provided that (A) the sum of the aggregate amount of all such distributions referred to in this clause (iv) plus the aggregate amount of all principal Indebtedness prepaid by the Borrower as permitted by clause (a) of Section 8.16 shall not exceed $10,000,000 during any calendar year, (B) no such distribution referred to in this clause (iv) shall be made if (1) the Consolidated Leverage Ratio, as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered, is greater than or equal to 5.00:1 or (2) any Revolving Loan is outstanding as of the date of the making of such distribution or would be outstanding immediately after the making of such distribution, and (C) all proceeds of such distributions referred to in this clause (iv) shall be promptly used by Holdings to redeem Holdings Senior Notes in accordance with Section 3.7 of the Holdings Senior Notes Indenture.

Section 2.19 Amendment to Section 8.11(a). Section 8.11(a) of the Credit Agreement is hereby amended and restated to read as follows:

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than the ratio applicable to such date set forth in the table below:

Fiscal Quarter End	Maximum Consolidated Leverage Ratio
March 31, 2004	6.25:1
June 30, 2004	6.25:1
September 30, 2004	6.25:1
December 31, 2004	6.25:1
March 31, 2005	6.25:1
June 30, 2005	6.25:1
September 30, 2005	6.25:1
December 31, 2005	6.00:1
March 31, 2006	5.75:1
June 30, 2006	5.50:1
September 30, 2006	5.50:1
December 31, 2006	5.25:1
March 31, 2007	5.25:1
June 30, 2007	5.00:1
September 30, 2007	5.00:1
December 31, 2007	4.75:1

Section 2.20 Amendment to Section 8.12. Section 8.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.12 Capital Expenditures. Make or become legally obligated to make any expenditure which constitutes a Consolidated Capital Expenditure, except for (a) Consolidated Capital Expenditures made in the ordinary course of business and not exceeding in the aggregate for all Loan Parties during each fiscal year the amount set forth opposite such fiscal year below:

Fiscal Year	Maximum Amount of Capital Expenditures
2004	$10,000,000.00
2005	$14,000,000.00
2006	$14,000,000.00
2007	$14,000,000.00
2008	$14,000,000.00

, and (b) additional Consolidated Capital Expenditures (i) for building new Petro Lube stations in an aggregate amount not to exceed $5,000,000 at any and all times during the term of this Agreement, (ii) for building new stopping center locations in an aggregate amount not to exceed $25,000,000 at any and all times during the term of this Agreement, and (iii) made with proceeds of Dispositions that were reinvested in a Replacement Asset within 12 months of the date of such Disposition and that did not result in the requirement of a mandatory prepayment pursuant to clause (ii) of Section 2.05(b) of this Agreement; provided, however, that, for purposes of calculating the maximum amount of Consolidated Capital Expenditures permitted during any fiscal year in accordance with clause (a) of this Section 8.12, so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth in the table above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (and such Consolidated Capital Expenditures made during any fiscal year shall first be applied to any carry-forward credit from the prior fiscal year).

Section 2.21 Amendment to Section 8.16. Section 8.16 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.16 No Prepayment of Indebtedness. Prepay (i.e., make any payment prior to the date on which such payment is contractually obligated to be made) any Indebtedness; provided, however, that:

(a) subject to the following proviso, the Borrower may prepay its Indebtedness (including its Indebtedness evidenced by the Borrower Senior Notes), provided that (i) the sum of the aggregate amount of all principal Indebtedness prepaid as permitted by this clause (a) plus the aggregate amount of all principal Indebtedness evidenced by the Holdings Senior Notes prepaid (whether by redemption or otherwise) by Holdings shall not exceed $10,000,000 during any calendar year, (ii) no such prepayment referred to in this clause (a) may be made if any Revolving Loan is outstanding as of the date of making such prepayment or would be outstanding immediately after the making of such prepayment, and (iii) any portion of the amount of any prepayment permitted by this clause (a) (inclusive of this proviso), if not made during any calendar year during which it is permitted, may be carried over for making in the next following calendar year,

(b) Indebtedness which is permitted to be refinanced in accordance with Section 8.03 may be prepaid as a result of and in connection with such permitted refinancing,

(c) the Borrower shall redeem the Borrower Existing Senior Notes not tendered pursuant to the Borrower Existing Senior Notes Tender Offer in accordance with Section 7.18,

(d) Holdings may repurchase or redeem the Holdings Existing Senior Notes not exchanged or tendered pursuant to the Holdings Existing Senior Notes Exchange/Tender Offer,

(e) if and to the extent that the Borrower makes, and is permitted to make, distributions to Holdings in accordance with clause (iv) of Section 8.06(f), Holdings shall use all proceeds of such distributions to promptly redeem a portion of the Holdings Senior Notes in accordance with Section 3.7 of the Holdings Senior Notes Indenture, and

(f) the Borrower may use the Net Cash Proceeds of any Equity Issuance by the Borrower, substantially concurrently with its receipt of such proceeds, to redeem up to 35% of the aggregate principal amount of the Borrower Senior Notes in accordance with Section 3.7(b) of the Borrower Senior Notes Indenture.

Section 2.22 Amendment to Section 8.19. Section 8.19 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.19 Undeveloped Land. The Borrower and its Subsidiaries will not own Undeveloped Land acquired at any time after the Closing Date to the extent that the value of all such Undeveloped Land (which value shall be determined based upon the respective purchase price for each Property so acquired) exceeds $15,000,000 in the aggregate; provided, however, for purposes of this Section 8.19, any Undeveloped Land acquired at any time after the Closing Date with the proceeds received from a Disposition of Undeveloped Land permitted in accordance with this Agreement shall not be included in the valuation for purposes of compliance with this Section 8.19. The Borrower and its Subsidiaries will not acquire any Undeveloped Land to the extent the aggregate fair market value (which value shall be determined based upon the respective purchase price for each Property so acquired) of such Undeveloped Land exceeds $5,000,000 at any time after the Closing Date unless such Undeveloped Land is, at the time of such acquisition, zoned for the use for which such land is intended to be used by the Borrower.

Section 2.23 Amendment to Section 8.20. Section 8.20 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

8.20 Operating Leases. The Borrower and its Subsidiaries will not, as lessee, enter into, permit to exist or renew, in each case on or after the Closing Date, any rental agreement or lease any real or personal Property if the aggregate amount of the annual rental expenses (determined in accordance with GAAP) and (without duplication) rental obligations then due and payable of the Borrower and its Subsidiaries (on a consolidated basis) under any rental agreements or leases of real or personal Property (other than Capital Leases) entered into on or after the Closing Date exceeds $10,000,000 in any fiscal year.

Section 2.24 Amendment to Section 9.01. Section 9.01 of the Credit Agreement is hereby amended as follows:

(a) Section 9.01(b) of the Credit Agreement is amended to delete the reference to “7.10(a),” contained therein; and

(b) Section 9.01(c) of the Credit Agreement is amended to add “7.10(a),” therein immediately prior to “7.12”.

Section 2.25 Amendment to Schedule 2.01. Schedule 2.01 of the Credit Agreement is hereby amended and restated to read in its entirety as set forth on First Amendment Schedule 2.01 attached hereto.

Section 2.26 Amendment to Form of Loan Notice (Exhibit A). Exhibit A of the Credit Agreement, the form of Loan Notice, is hereby amended and restated to read in its entirety as set forth on First Amendment Exhibit A attached hereto.

ARTICLE 3

PETRO GUARANTY

Section 3.01 Conditional Release of Petro Guaranty. In the event that each of the following conditions precedent is satisfied (to the reasonable satisfaction of the Administrative Agent) on or before June 30, 2005 (the “Petro Release Date Deadline”) and remains so satisfied on the proposed release date, then the Agents and the Lenders agree that the Administrative Agent shall, upon the request of the Borrower and Petro made in writing to the Administrative Agent after the satisfaction of each of such conditions precedent and prior to the Petro Release Date Deadline, irrevocably release, in writing, Petro in full from all of Petro’s obligations under its Guaranty:

(a) No Default or Event of Default shall have occurred at any time during the period from the First Amendment Date through and including the date of such release;

(b) Petro shall have been fully released from any and all of its obligations under or with respect to any and all of its guaranties of any and all of the Borrower Existing Senior Notes, the Borrower Senior Notes, the Holdings Existing Senior Notes, the Holdings Senior Notes and/or the indebtedness evidenced by any of such notes, the Senior Notes Indentures, the Borrower Existing Senior Notes Indenture and/or the Holdings Existing Senior Notes Indenture; and

(c) each of the Borrower and Petro shall have certified to the Administrative Agent, in writing, that the conditions precedent referred to in clauses (a) and (b) above have been fully satisfied.

ARTICLE 4

CONDITIONS PRECEDENT; REPRESENTATIONS AND WARRANTIES

Section 4.01 Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent (except if and to the extent that any of such conditions precedent is waived in writing by the Agents and the Required Lenders):

(a) The Administrative Agent shall have received all of the following, each in form and substance and otherwise reasonably satisfactory to the Administrative Agent:

(i) Amendment. This Amendment duly executed by all parties hereto;

(ii) Revolving Notes. The Revolving Notes executed by the Borrower and payable to the order of the Lenders in an aggregate principal amount equal to the Aggregate Revolving Commitments;

(iii) Wells Fargo Fee Letter. The Wells Fargo Fee Letter dated January 21, 2005 duly executed by the Borrower;

(vi) Modifications to the Mortgages, etc. Amendments or modifications to each of the Mortgages which evidence the terms of this Amendment, duly executed by the Borrower and/or other applicable Loan Parties which are the grantors of Liens thereunder and in recordable form, and such endorsements (or, if the Administrative Agent so agrees, commitments or assurances to issue such endorsements) to the mortgagee policies of title insurance issued for the benefit of the Administrative Agent, in each case as the Administrative Agent may require;

(vii) Ratification of Collateral Documents and Guaranties. The Ratification of Collateral Documents and Guaranties executed by all parties thereto;

(viii) Resolutions. Certified resolutions of the board of directors, members, managers, partners or similar governing body of each Loan Party which authorize the execution, delivery and performance of this Amendment and the other agreements, documents and instruments referred to herein to which such Loan Party is a party;

(ix) Organizational Documents. True and correct copies of any and all amendments to or modifications of any of the Organizational Documents of any Loan Party or Petro since the Closing Date, certified (where applicable) by the appropriate Governmental Authorities;

(x) Certificates of Existence. Certificates of existence for each Loan Party and Petro issued as of a recent date by the appropriate Governmental Authorities;

(xi) Opinions of Counsel. Favorable legal opinion(s) of counsel to the Loan Parties and Petro addressed to the Agents and each Lender, dated as of the First Amendment Date and in form and substance reasonably satisfactory to the Administrative Agents; and

(xii) Amendment Fee. An amendment fee in the amount of $115,625 paid by the Borrower to the Administrative Agent (which fee shall be distributed by the Administrative Agent to each Lender in accordance with its pro rata share of the Aggregate Revolving Commitments and the aggregate outstanding principal amount of the Term Loan).

(b) All representations and warranties of any Loan Party or Petro contained in the Credit Agreement or any other Loan Document shall be true and correct as of the date hereof as if made again on and as of the date hereof (except to the extent that such representations and warranties were expressly, in the Loan Documents, made only in reference to a specific date).

(c) No Default or Event of Default shall have occurred and be continuing (after giving effect to this Amendment).

(d) If and to the extent required by the Administrative Agent and presented for payment, all fees and expenses of counsel to the Administrative Agent payable by the Borrower in accordance with Section 11.04 of the Credit Agreement shall have been paid.

(e) The Administrative Agent and the Lenders shall be satisfied that the terms and provisions of this Amendment, and the execution, delivery and performance thereof by the Loan Parties and Petro, do not require the consent or approval of the trustee under any Senior Notes Indenture or the holder of any Senior Notes.

(f) The Administrative Agent shall have confirmed to the Borrower, in writing, that each of the conditions precedent referred to in this Section 4.01 have been satisfied (which the Administrative Agent agrees to do promptly upon such satisfaction).

Section 4.02 Representations and Warranties. Each of the Loan Parties represents and warrants to the Agents and the Lenders that each of the conditions precedent set forth in Section 4.01 of this Amendment has been satisfied as of the date of this Amendment. Without limiting the generality of the foregoing, each of the Loan Parties represents and warrants to the Agents and the Lenders that (a) all representations and warranties of any Loan Party or Petro contained in the Credit Agreement or any other Loan Document are true and correct as of the date hereof as if made again on and as of the date hereof (except to the extent that such representations and warranties were expressly, in the Loan Documents, made only in reference to a specific date) and (b) no Default or Event of Default has occurred and is continuing (after giving effect to this Amendment). Each of the Loan Parties further represents and warrants to the Agents and the Lenders that each of (i) the entirety of the Loans advanced and that may be advanced from time to time and (ii) the entirety of the Obligations of the Borrower under Letters of Credit issued and that may be issued from time to time (including, without limitation, the additional $15,000,000 of such Indebtedness that may result from the amendment to the definition of the term “Aggregate Revolving Commitments” contained in this Amendment) constitutes “Permitted Debt” as such term is defined in each of the Senior Notes Indentures.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Ratifications. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Loan Parties, the Agents and the Lenders agree that the Credit Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 5.02 Reference to Credit Agreement. Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, is hereby amended so that any reference in such Loan Document to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

Section 5.03 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 5.04 Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF NEW YORK’S GENERAL OBLIGATIONS LAW REGARDING CHOICE OF LAW); PROVIDED THAT THE AGENTS AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 5.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Loan Parties, the Agents and the Lenders and their respective successors and permitted assigns, except that none of the Loan Parties may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agents and the Required Lenders.

Section 5.06 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 5.07 Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 5.08 Amendment Fee. The Borrower agrees to pay the amendment fee referred to in clause (xii) of Section 4.01(a) of this Amendment above on the First Amendment Date.

Section 5.09 Lender Consent to Modifications to Mortgages. The Lenders hereby consent to the amendments or modifications to the Mortgages as referred to in clause (vi) of Section 4.01(a) of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

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BORROWER:

PETRO STOPPING CENTERS, L.P.,
a Delaware limited partnership

By:
Name:
Title:

HOLDINGS:

PETRO STOPPING CENTERS HOLDINGS, L.P.

By:
Name:
Title:

PETRO HOLDINGS:

PETRO HOLDINGS FINANCIAL CORPORATION

By:
Name:
Title:

PETRO DISTRIBUTING:

PETRO DISTRIBUTING, INC.

By:
Name:
Title:

PETRO FINANCIAL:

PETRO FINANCIAL CORPORATION

By:
Name:
Title:

AGENTS:

WELLS FARGO BANK, N. A.,
as Administrative Agent and Collateral Agent

By:
Name:	David G. James
Title:	Vice President

LENDERS:

WELLS FARGO BANK, N. A.,
as a Lender and L/C Issuer

By:
Name:	David G. James
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

BIG SKY LOAN FUND, LTD.,
as a Lender

By:	Eaton Vance Management
Title:	Investment Advisor

By:
Name:
Title:

CELERITY CLO LIMITED,
as a Lender

By:	TCW Advisors, Inc.
Title:	Agent

By:
Name:
Title:

C-SQUARED CDO LTD.,
as a Lender

By:	TCW Advisors, Inc.
Title:	Portfolio Manager

By:
Name:
Title:

EATON VANCE SENIOR FLOATING-RATE TRUST,
as a Lender

By:	Eaton Vance Management
Title:	Investment Advisor

By:
Name:
Title:

EATON VANCE INSTITUTIONAL SENIOR LOAN FUND, as a Lender

By:	Eaton Vance Management
Title:	Investment Advisor

By:
Name:
Title:

GRAYSON & CO.,
as a Lender

By:	Boston Management and Research
Title:	Investment Advisor

By:
Name:
Title:

RAYMOND JAMES BANK, FSB,
as a Lender

By:
Name:
Title:

TCW SELECT LOAN FUND, LIMITED,
as a Lender

By:	TCW Advisors, Inc.
Title:	Collateral Manager

By:
Name:
Title:

FIRST AMENDMENT SCHEDULE 2.01

SCHEDULE 2.01

Lender	Revolving Commitment	Pro Rata Share of Aggregate Revolving Commitments	Term Loan Commitment	Pro Rata Share of Aggregate Term Loan
Bank of America, N.A.	$5,000,000.00	12.50%	$-0-	0.0000%
Big Sky Loan Fund, Ltd.	$0	0%	$755,555.55	3.5556%
Celerity CLO Limited	$0	0%	$1,700,000.00	8.0000%
C-Squared CDO Ltd.	$0	0%	$1,789,473.68	8.4211%
Eaton Vance Senior Floating-Rate Trust	$0	0%	$531,250.00	2.5000%
Eaton Vance Institutional Senior Loan Fund	$0	0%	$765,497.08	3.6023%
Grayson & Co.	$0	0%	$531,250.00	2.5000%
Raymond James Bank, FSB	$2,500,000.00	6.25%	$2,125,000.00	10.0000%
TCW Select Loan Fund, Limited	$0	0%	$1,789,473.68	8.4211%
Wells Fargo Bank, N.A.	$32,500,000.00	81.25%	$11,262,500.00	53.0000%

Total	$40,000,000.00	100.00%	$21,250,000.00	100.0000%

FIRST AMENDMENT EXHIBIT A

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     , 200

To:	Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 9, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Petro Stopping Centers, L.P., a Delaware limited partnership (the “Borrower”), certain Affiliates of the Borrower, the Lenders from time to time party thereto and Wells Fargo Bank, N.A., as Administrative Agent, Collateral Agent and L/C Issuer.

The undersigned hereby requests (select which apply):

☐	A Borrowing of the Term Loan on the Closing Date

☐	A Borrowing of Revolving Loans

☐	A conversion or continuation of Loans

1.	On (a Business Day).
[Specify	for each Borrowing]

2.	In the amount of $ .
[Specify	for each Borrowing]

3. Comprised of                                                                                                                                                    .

                                             [Type of Loan requested; specify for each Borrowing]

4.	For Eurodollar Rate Loans: with an Interest Period of months [specify for each Borrowing].

Each Borrowing, conversion or continuation of Loans requested herein complies with all terms and provisions of the Agreement and all conditions precedent applicable thereto contained in the Agreement. Without limiting the generality of the foregoing, if a Borrowing of Revolving Loans is requested hereunder, the aggregate outstanding principal amount of all Revolving Loans, immediately after giving effect to such requested Borrowing, is $                     (exclusive of Revolving Loans made by the Lenders pursuant to Section 2.03(c) of the Agreement as a result of the failure of the Borrower to timely reimburse the L/C Issuer for any drawing under a Letter of Credit) and does not exceed $35,000,000.

PETRO STOPPING CENTERS, L.P.

By:
Name:
Title: